Exhibit 99.2

May 11, 2015

Dear Fellow Shareholder,

This past February, we took a brief time out to reflect on a benchmark in the life of the Company. After seven years, Prime Meridian Bank had emerged from de novo* status having demonstrated strong growth managed by a competent, core team.

Without much fanfare, a brief breakfast gathering of team members, shareholders and directors took place. Some in attendance reflected on our start and how far we have come.

Everyone then returned to work.

The moment was a blip on the Company’s timeline. If you did not know better, you might have missed it.

We have come a long way during this time. As the numbers below will show, market conditions continue to improve, and you will see a Company prepared to capitalize on anticipated opportunities in the market.

Our success to date is not arbitrary. It is the culmination of solid banking and credit practices rooted in core values and a belief that brand and culture are paramount.

For us, our current success is confirmation of strategy and practices put in motion years ago.

The housing market is recovering. Home buying (and building) continues its upward trend. We are staying ahead of the curve, expanding our mortgage division with additional loan originators and processors.

To boost our profile as a mortgage lender, we have engaged in sponsorship of a local radio Home Loan Hotline and the Parade of Homes™, strengthening bonds with the Tallahassee Builders Association (TBA), Tallahassee Board of Realtors (TBR) and the Mortgage Bankers Association of Tallahassee (MBAoT).

We have reinforced these relationships to stay at the top of mind with real estate professionals. Fostering these relationships when the market was down was a decision that is helping us grow today.

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932

Furthermore, we are not just talking about growth. We are making growth happen. Our application for expanding into neighboring Wakulla County is pending regulatory approval.

The idea to branch in Crawfordville grew from opportunity to action during the first quarter. We anticipate this move will yield significant deposit relationships as well as lending opportunities. In our opinion — and in the opinion of many in the Wakulla community — the area is underserved and ready for a bank that offers the level of service for which we are known.

As with mortgage origination, the Bank has already added an experienced market president and assistant manager to give us the depth we need. The opportunities are just beginning for us.

The Numbers

We are pleased to report our first quarter results for Prime Meridian Holding Company (the “Company”) for the quarter ended March 31, 2015. The Company realized net earnings of $449,000, or $0.23 per basic and diluted share, for the quarter ended March 31, 2015, compared to $256,000 or $0.17 per basic and diluted share, for the quarter ended March 31, 2014. The increase in earnings can be attributed to solid growth in both interest income and noninterest income and careful expense management.

Earnings Summary

Net interest income increased $299,000, or 17.4% to $2.0 million, when comparing the first quarter of 2014 to the first quarter of 2015. This growth can be attributed mostly to higher average loan balances and careful interest expense management. Average loan balances increased from $124.2 million for the three months ended March 31, 2014 to $155.2 million for the three months ended March 31, 2015 as our relationship managers proactively sought attractive loan opportunities from both new and existing clients. Noninterest income also increased quarter over quarter from $129,000 for the three months ended March 31, 2014 to $189,000 for the three months ended March 31, 2015. Most of this growth came from mortgage banking revenue, as we continue to see strong interest in this sector, and a $42,000 gain on sale of securities available for sale.

Financial Condition

As of March 31, 2015, total assets were $220.5 million, with total deposits measuring $192.8 million. This compares to $210.4 million in total assets and $184.0 million in total deposits at December 31, 2014.

The Bank remains “well capitalized” with the Company having total capital of $23.6 million at March 31, 2015 and a book value of $12.12 per share.

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932

As of March 31, 2015, the Company’s condensed consolidated balance sheet was as follows:

Condensed Consolidated Balance Sheet

As of March 31, 2015

Dollars in Thousands

ASSETS		LIABILITIES AND STOCKHOLDERS’ EQUITY
Cash & Investments	$59,354	Deposits	$192,811
Net Loans	153,647	Other Liabilities	4,100

Loan Held for Sale	813
Premises & Equipment	3,678	Total Liabilities	196,911

Other Assets	2,975

		Stockholders’ Equity	23,556

Total Assets	$220,467	Total Liabilities & Stockholders’ Equity	$220,467

Complete SEC filings and other pertinent shareholder information may be found online at our Investor Relations website: http://investors.primemeridianbank.com.

We value your support and appreciate your confidence in us. Most importantly, we thank you for providing the financial footing needed to anchor a world-class Company.

Warm regards,

Sammie D. Dixon, Jr.	Rick Weidner
CEO and President	Chairman of the Board

*	De novo status is a period of time – currently seven years — during which the FDIC more closely supervises a financial institution. Once achieved, oversight is maintained but examinations occur on a less-frequent basis.

This Shareholder Letter may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932

expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Form 10-K for the year ended December 31, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932